Exhibit 23.6

[LAROCHE PETROLEUM CONSULTANTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation to be filed on or about January 27, 2009, of information from our reserve report dated February 19, 2008 and entitled “Estimate of Reserves and Future Cash Flow to the Chesapeake Energy Corporation Interest in certain properties located in various Arkoma and Sahara Regions as of December 31, 2007, Prepared in Accordance with Securities and Exchange Commission Guidelines.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ WILLIAM KAZMANN
William Kazmann
Senior Partner

January 27, 2009